Exhibit 10.17

January 9, 2020

Thomas Graney

Dear Tom:

This letter agreement (the “Agreement”) memorializes our recent discussions regarding the decision of Generation Bio (the “Company”)1 to end your employment, which coincided with your need for short-term disability leave. As discussed, the Company has agreed to postpone the effective date of your separation until the conclusion of your short-term disability leave. This Agreement also sets forth our agreement concerning the severance benefits to be made available to you at the time your employment at the Company ends and other terms and conditions to which we have agreed in connection with your leave and separation. This Agreement will become effective and enforceable on the eighth day after you sign it without revocation (the “Effective Date”).

1. Leave of Absence and Separation. You will begin a medical leave of absence as of January 13, 2020. The leave will be unpaid beginning on January 16, 2020, unless you are approved to receive short-term disability benefits through the Company’s third-party insurer (“STD Benefits”), in which case you will receive payment of benefits directly from the insurer. The Company agrees to continue your leave for thirteen weeks, through April 10, 2020, unless you and the Company agree in writing to a shorter period (in either case, the “Leave Period”). During the Leave Period (a) your stock options will continue to vest in accordance with the terms set forth in your written stock option agreement and related stock plan, attached as Exhibit A (the “Stock Option Documents”), and (b) your health insurance coverage will continue in accordance with the terms of the Company’s health insurance plan.

The last day of the Leave Period will also be your last day of employment (the “Separation Date”). Regardless of whether you sign this Agreement, you will receive payment of all Accrued Obligations, as that term is defined in your December 14, 2018 offer letter (the “Offer Letter”), within the time required by law and described in the Offer Letter. Except as set forth in this Agreement, your salary and benefits end as of the Separation Date, and any entitlement you had or might have had under any Company-provided benefit program will also end except as required by federal or state law or as otherwise described in benefits documentation given to you separately.

2. Severance Benefits. You are eligible for the following payments and other benefits in connection with the termination of your employment (the “Severance Benefits”). Your receipt of the Severance Benefits is contingent on your agreement to and compliance with the terms of this Agreement, including your signing and returning this Agreement within 21 days (and not thereafter revoking it) and on your signing and returning the general release attached as Exhibit B (the “Second Release”) within 21 days after the Separation Date (and not thereafter revoking it).

[1]

Except for the obligations set forth in Sections 1 and 2 hereof, which shall be the sole obligation of Generation Bio, whenever the term “the Company” is used in this Agreement, it shall be deemed to include Generation Bio and any other related companies (including, without limitation, any divisions, affiliates, parents and subsidiaries of Generation Bio), and its and their respective officers, directors, employees, agents, successors and assigns.

(a) Continued Salary Payments. Beginning on the second payday that follows the effective date of the Second Release, and for a period of six (6) months thereafter, in accordance with its regular payroll schedule the Company will continue to pay your base salary as in effect on the Separation Date, less legally required or agreed withholdings or deductions, until you have been paid a total of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($193, 125.00). These payments will be directly deposited into your designated bank account.

(b) Benefits Payments. Beginning on the first payday that follows the effective date of the Second Release, and provided you timely elect COBRA continuation benefits, then for a period of six (6) months thereafter the Company will provide you with a monthly cash payment equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to you and your eligible dependents if you had remained employed by the Company. Such payments will be recorded as additional income to you pursuant to Section 6041 of the Internal Revenue Code of 1986, as amended and will not be eligible for any tax qualified treatment, to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Sections 409A or 105(h) of the Internal Revenue Code of 1986, as amended.

(c) Vesting. Twenty-five percent (25%) of the unvested portion of each stock option grant and any other equity grant from the Company to you will fully vest as of the effective date of the Second Release.

(d) Extension of Option Exercise Window. The Company will request the Board of Directors approve an amendment to Section 3(c) of your stock option agreement such that the period during which you may exercise your vested stock options following your Separation Date is extended from 90 days to the earlier of (i) 18 months after your Separation Date, or (ii) 30 days after the close of an initial public offering by the Company.

You acknowledge and agree the Severance Benefits are being provided to you in exchange for your release of claims and other promises in this Agreement, including the Second Release. You also agree the Severance Benefits to be provided to you are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties to this Agreement. You further acknowledge except for the Severance Benefits, and the amounts set forth in Section 1 (which have been paid to you as set forth above), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, bonuses, earned paid time off, vacation pay, holiday pay, stock options, or any other form of compensation or benefit.

3. Confidentiality and Other Obligations. By signing this Agreement, you expressly acknowledge and agree to the following:

(a) All keys, documents, records, materials, software, equipment, and any and all other property or materials, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment (“Property”) have been and remain the sole property of the Company. You represent you have returned all Property, and any copies thereof, in your possession (including, without limitation, laptop, office badge, supplies, and other materials) to Sara Den Besten at the Company before the Leave Period began;

(b) The Company’s confidential information and trade secrets – including without limitation processes, nonpublic patent applications, formulas, know-how, data, improvements, inventions, techniques, marketing and sales plans, forecasts, non-public financial information (including non-public financial statements, sales information and budgets), licenses, prices, costs and employee, customer, patient, vendor and business partner information – belongs exclusively to the Company, and that the confidential information of the Company or of other organizations with which the Company does business remains their exclusive property. You agree you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and you will hold and treat such information as confidential information;

(c) You will abide by the terms of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached as Exhibit C, (the “Non-Disclosure Agreement”), and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. For clarity, and in accordance with M.G.L. c. 149, § 24L(c)(iii), under the circumstances of your termination Section 7(a) of the Non-Disclosure Agreement will not be enforced;

(d) Unless as required by law or valid subpoena, You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); and

(e) A breach of any part of this Section 3 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Benefits.

4. Unemployment Benefits. After the Separation Date, you may be eligible to apply for unemployment benefits, and information about how to do so will be provided to you on or before the Separation Date. Decisions regarding eligibility for and amounts of unemployment benefits are made by the relevant state agency, not by the Company. Nothing in this Agreement interferes with the Company’s obligation to respond truthfully to any government inquiry with respect to your application for unemployment benefits.

5. Release of Claims. You hereby acknowledge and agree that by signing this Agreement and accepting the Severance Benefits provided for herein, you are waiving your right to assert any form of legal claim against the Company and its current or former employees, officers and directors, of any kind whatsoever from the beginning of time through and including the Effective Date. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company up through and including the Effective Date. You understand there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree such Claims are intended to be, and are, included in this waiver and release.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for the Company), federal or local discrimination or fair employment practices or other employment related statute, regulation or executive order (including but not limited to Massachusetts General Laws Chapter 151B, Title VII of the Civil

Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act), as they may have been amended through the date on which you sign this Agreement; (ii) Claims under any state, local or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment (including, but not limited to, the federal Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq., the Massachusetts Parental Leave Act, M.G.L. c. 149, § 105D, the Massachusetts Sick Leave Act, M.G.L. c. 149, § 148C, and the Massachusetts Domestic Violence Leave Act, M.G.L. c. 149, § 52E); (iii) Claims under any state, local or federal common law theory; and (iv) any other Claim arising under any other state, federal or local law or constitution.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

The foregoing general waiver and release does not cover claims that cannot be waived as a matter of law. Notwithstanding the foregoing or any other provision of this Agreement: (i) you are not releasing the Company from any obligation expressly set forth in this Agreement; (ii) your right to file a claim with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or similar state agencies is expressly preserved, provided, however, that if you file such a claim, you waive the right to recover monetary damages and any other relief personal to you in connection with such claim; (iii) you retain the right to participate in any investigation by any government agency charged with enforcement of any law; and (iv) you retain the right to engage in concerted activity protected by Section 7 of the National Labor Relations Act. Further, notwithstanding the general waiver and release, you are not releasing your rights and claims to vested benefits, including, but not limited to, vested benefits under the Stock Option Documents, your rights and claims to indemnification and defense, if any. For the avoidance of doubt, your general waiver and release does not cover any rights and claims you may have against any of the Company’s insurance carriers including, but not limited to, the insurance carriers for the Company’s short term and long term disability plans and policies.

6. OWBPA. It is the Company’s desire and intent to make certain you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement, and you are being given the opportunity to do so. Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. Among other things, the release set forth in Section 5 is intended to release any rights you may have against the Company alleging discrimination on the basis of age under the Age Discrimination in Employment Act (ADEA), the OWBPA, and state and local laws. You acknowledge and understand the release in Section 5 does not cover rights or claims under the ADEA that may arise after the date you sign this Agreement.

Consistent with the provisions of OWBPA, you will have at least 21 days from the original date of this letter to consider and accept the provisions of this Agreement (the “Review Period”). You and the Company agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period. Furthermore, you may rescind your assent to this Agreement if, within seven days after the date you sign this Agreement, you deliver a written notice of rescission to the Company (“Rescission Period”). To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven-day period to Sara Den Besten, Vice President, Head of Human Resources, Generation Bio, 301 Binney St., Suite 401, Cambridge, MA 02142. On the eighth day following your execution of this Agreement without your revocation, it will become final and binding on all parties.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in the release in Section 5 shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the EEOC, or from participating in any investigation or proceeding conducted by the EEOC. However, the release in Section 5 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

7. Miscellaneous.

(a) This Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company concerning the subject matter of this Agreement, except (i) the Non-Disclosure Agreement remains in full force and effect, except as described in Section 3(c) of this Agreement; and (ii) the Stock Option Documents remain in full force and effect, except as superseded by the terms set forth in Sections 2(c) and 2(d) of this Agreement. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(b) You are hereby advised pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

(c) This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(d) You agree any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(e) Both parties further agree any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(f) The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full; except if your release of claims pursuant to Section 5 is determined to be unenforceable, in whole or in part, the Company will have the option, in its sole discretion, of declaring the entire Agreement null and void and requiring you to refund the Severance Benefits to the Company.

(g) This Agreement shall inure to the benefit of and be binding on the Company, and any of its successors and assigns, and you specifically acknowledge and agree the Company maintains the right to assign this Agreement to any of its successors and assigns, and you shall be fully bound by the terms of this Agreement upon such assignment.

By executing this Agreement, you are acknowledging but for signing and not revoking this Agreement, you would not be receiving the Severance Benefits; you have been afforded sufficient time to understand the provisions and effects of this Agreement; the Company has advised you to consult with an attorney before signing this Agreement and to the extent that you desired, you availed yourself of this right; your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If you agree with the terms of this Agreement, please return a signed copy to my attention by the end of business on January 30, 2020.

Yours very truly,

By:	/s/ Geoff McDonough
Geoff McDonough, MD
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Thomas Graney	Dated: January 30, 2020
Thomas Graney

EXHIBIT A

Stock Option Documents

GENERATION BIO CO.

STOCK OPTION AGREEMENT

GRANTED UNDER 2017 STOCK INCENTIVE PLAN

This Stock Option Agreement (this “Agreement”) is made between Generation Bio Co., a Delaware corporation (the “Company”), and the Participant pursuant to the 2017 Stock Incentive Plan (the “Plan”).

NOTICE OF GRANT

I. Participant Information

Participant:	Tom Graney

Participant Address:

II. Grant Information

Grant Date:	February 21, 2019

Number of Shares:	770,000

Exercise Price Per Share:	$2.60

Vesting Commencement Date:	January 5, 2019

Type of Option:	Incentive Stock Option / Nonstatutory Stock Option

III. Vesting Table

Vesting Date	Shares that Vest(1)

First anniversary of the Vesting Commencement Date	1/4* of the original number of Shares

End of each successive quarter period following the first anniversary of the Vesting Commencement Date until the fourth anniversary of the Vesting Commencement Date	1/16th of the original number of Shares

(1)	The number of shares is subject to adjustment for any changes in the Company’s capitalization as set forth in Section 9 of the Plan.

IV. Final Exercise Date

5:00 pm Eastern time on Date:	February 20, 2029

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A—General Terms and Conditions

Exhibit B—Notice of Stock Option Exercise

Exhibit C—Generation Bio Co. 2017 Stock Incentive Plan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

GENERATION BIO CO.	PARTICIPANT

/s/ Geoffrey McDonough	/s/ Tom Graney
Name: Geoffrey McDonough	Name: Tom Graney
Title: President and Chief Executive Officer

EXHIBIT B

Second Release

GENERAL RELEASE OF CLAIMS

1. General Release and Waiver of Claims. In consideration of the Severance Benefits provided by Generation Bio (the “Company”) to Thomas Graney, as described in the letter agreement dated January 9, 2020 to which this General Release and Waiver of Claims is attached as Exhibit B (the “Agreement”), Mr. Graney, for himself and for his heirs, executors, administrators, estates, agents, servants, representatives, attorneys, insurers and assigns (referred to in this General Release of Claims as the “Releasor”), hereby to the extent permitted by law, voluntarily, irrevocably and unconditionally releases and forever discharges the Company, its affiliated entities, its and their predecessor and successor organizations and assigns, and each of its and their present and former shareholders, directors, officers, employees, agents, servants, representatives, attorneys and insurers (collectively, the “Releasees”), from all actions, causes of action, claims, complaints, suits, debts, sums of money, agreements, promises, torts, damages, accounts, covenants, contracts, judgments, controversies, rights, and demands whatsoever, whether known or unknown, suspected or unsuspected, in law or in equity, whether statutory or common law, whether federal, state, local or otherwise, which the Releasor now has, owns, or holds, or claims to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held against each, or any or all of the Releasees, based upon, arising out of or in connection with any circumstances, matter or state of fact from the beginning of the world to the date of this General Release of Claims, including but not limited to claims arising out of or in any way related to Releasor’s hiring or employment at the Company, or his termination from that employment, or any related matters, including but not limited to claims arising under (i) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, and the Rehabilitation Act of 1973, all as amended; (ii) all claims arising out of the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Payment of Wages Act, the Massachusetts Privacy Act, and the Massachusetts Parental Leave Act, all as amended; (iii) all common law tort or contract claims including, but not limited to, actions in tort, defamation, and breach of contract; and (iv) all claims under any federal, state or local law, constitution, or regulation.

Releasor agrees and acknowledges that he is waiving and releasing any claims for unpaid wages of any type that he may have against any of the Releasees under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

2. Preservation of Rights. The foregoing general waiver and release does not cover claims that cannot be waived as a matter of law. Notwithstanding the foregoing or any other provision of this Release or the Agreement: (i) Releasor’s right to file a claim with the Equal Employment Opportunity Commission, National Labor Relations Board, or similar state agencies is expressly preserved, provided, however, that if Releasor files such a claim, he expressly waives the right to recover and shall not accept monetary damages, costs, attorneys’ fees or any other relief personal to him in connection with such claim; (ii) Releasor retains the right to participate in any investigation by any government agency charged with enforcement of any law; and (iii) Releasor retains the right to engage in concerted activity protected by Section 7 of the National Labor Relations Act. Further, notwithstanding the foregoing general waiver and release, you are not releasing your rights and claims to vested benefits, including, but not limited to, vested benefits under the Stock Option Documents (as defined in the January 9, 2020 letter agreement), your rights and claims to indemnification and defense, if any. For the avoidance of doubt, your general waiver and release does not cover any rights and claims you may have against any of the Company’s insurance carriers including, but not limited to, the insurance carriers for the Company’s short term and long term disability plans and policies.

3. Representations of Releasor. Releasor represents that:

•

he understands the various claims he could have asserted under the laws set forth above, including but not limited to claims for unpaid wages under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq. and the Age Discrimination in Employment Act;

•	he has read this Release carefully and understands all its provisions;

•	he understands that the Company advises him to consult with an attorney before signing this Release and to the extent he desired, he availed himself of this right;

•	the consideration received by Releasor is above and beyond the payments or benefits otherwise owed to him under the terms of his employment with the Company or required by law; and

•	he understands he has 21 days to consider, sign and return this Release.

4. Right to Revoke. Releasor may revoke this Release if, within seven (7) days after he signs this Release, he delivers a notice of rescission to the Company. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven-day period to Sara Den Besten, Vice President, Head of Human Resources, Generation Bio, 301 Binney St., Suite 401, Cambridge, MA 02142. Absent such revocation, this Release will become effective on the eighth (8th) day after the date Releasor signs it.

5. Payment of Consideration. The Company will pay Releasor the consideration for this Release as set forth in the Agreement. The first salary continuation payment and benefits payment, as described in Sections 2(a) and 2(b) of the Agreement, will be made on the first scheduled pay date following the effective date of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. UNLESS EXCLUDED ABOVE, THIS GENERAL RELEASE OF CLAIMS IS INTENDED RELEASE ANY AND ALL KNOWN AND UNKNOWN CLAIMS RELATED TO YOUR HIRING BY, EMPLOYMENT WITH, OR TERMINATION OF EMPLOYMENT WITH, GENERATION BIO EXISTING AS OF THE DATE OF THIS GENERAL RELEASE AND WAIVER OF ALL CLAIMS, INCLUDING CLAIMS OF DISCRIMINATION ON THE BASIS OF AGE AND CLAIMS FOR UNPAID WAGES.

IN WITNESS WHEREOF, Releasor has knowingly and voluntarily signed and sealed this Release on this 10th day of April, 2020.

/s/ Thomas Graney
Thomas Graney